                                                                   EXHIBIT 10.17


                               SUBLEASE AGREEMENT
                               ------------------


         This Sublease Agreement is made as of the 7th day of January, 2003 between Health Management Systems, Inc., a New York corporation, having its offices at 401 Park Avenue South, New York, New York 10016 ("Sublandlord"), and Vitech Systems Group, Inc., a Delaware corporation, having its offices at 401 Park Avenue South, 12th Floor, New York, New York 10016 ("Subtenant").

                                   WITNESSETH:

         WHEREAS, pursuant to that certain lease dated the 24th day of September, 1981, as amended, (such lease and amendments hereinafter collectively, "Master Lease", a copy of which is attached hereto as Schedule A and made a part hereof) by and between 401 Park Avenue South Associates, as Landlord (hereinafter referred to as "Master Landlord"), and Sublandlord as Tenant, Master Landlord leased to Sublandlord the entire fourth floor, which for purposes of this Sublease shall be deemed to consist of approximately 18,500 square feet, (the "Sublet Premises") of the building located at 401 Park Avenue South, in the Borough of Manhattan, City, County and State of New York (the "Building") at a rent and subject to the terms and conditions set forth in the Master Lease; and

         WHEREAS, Subtenant desires to sublet the entire Sublet Premises from the Sublandlord upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, the parties hereto, for themselves, their successors and assigns, mutually covenant and agree as follows:

         1. Use and Occupancy. The Subtenant represents that it is a general business corporation and shall use and occupy the Sublet Premises for general and executive offices only.

         2. Demise. Sublandlord does hereby sublease to Subtenant, and Subtenant does hereby sublease from Sublandlord, for the term and upon the conditions hereinafter provided, the entire Sublet Premises, together with the right to use the common facilities and services included in the Building. The Sublet Premises, is outlined on the floor plan attached hereto and made a part hereof as Schedule B.

         3. Condition of Sublet Premises. Subject to the provisions of this Sublease, Subtenant shall accept and Sublandlord shall deliver to Subtenant vacant possession of the Sublet Premises on the Commencement Date (hereinafter defined) in its "as is" condition existing on the date of this Sublease, without requiring any alterations, improvements, repairs or decorations to be made by Sublandlord, or at Sublandlord's expense, either at the time possession is given to Subtenant or during the entire term of this Sublease, and without representation, warranty or guaranty of any kind by Master Landlord or Sublandlord. In connection therewith, Subtenant represents that it has thoroughly examined the Building and the Sublet Premises.

         4. Term and Termination. The term of this Sublease (the "Sublease Term") shall commence on the "Commencement Date" (hereinafter defined) and shall end on May 31, 2013 or on such earlier date upon which said term may expire or be terminated pursuant to any of the conditions, limitations or other provisions of this Sublease, the Master Lease or pursuant to law. The term "Commencement Date" shall be the date which is the later to occur of the following: (i) this Sublease Agreement is fully executed; (ii) Sublandlord shall have delivered to Subtenant a copy of the requisite written consent of Master Landlord ("Master Landlord's Consent") to this Sublease; and (iii) Subtenant shall have obtained from Master Landlord an amendment to its lease of the 12th floor of the Building (the "12th Floor Lease") extending the term of the 12th Floor Lease to be coterminus with this Sublease. Each year of the Sublease Term, after the first year, shall commence on the 1st day of February and end on 31st day of January of following year. "Substantial Completion of the Subtenant Work" shall be deemed to have occurred as soon as (x) the work is substantially completed except for minor or insubstantial details of construction, mechanical adjustment, decoration or other so-called "punch-list" items and (y) Sublandlord has tendered possession of the Sublet Premises to Subtenant and Subtenant has reasonable access to and can reasonably conduct its business in the Sublet Premises.

         5. Rent.

              a. The Subtenant shall pay to the Sublandlord an annual fixed base rent ("Fixed Rent"), as follows:

       Year   Beginning/Ending                           Annually      Monthly

        1     Commencement Date to January 31, 2004    $518,000.00   $43,166.67
        2     February 1, 2004 to January 31, 2005      528,360.00    44,030.00
        3     February 1, 2005 to January 31, 2006      538,927.20    44,910.60
        4     February 1, 2006 to January 31, 2007      549,705.84    45,808.82
        5     February 1, 2007 to January 31, 2008      560,699.88    46,724.99
        6     February 1, 2008 to January 31, 2009                    47,659.49
                                                        571,913.88
        7     February 1, 2009 to January 31, 2010      583,352.16
                                                                      48,612.68
        8     February 1, 2010 to January 31, 2011      595,019.28    49,584.94
        9     February 1, 2011 to January 31, 2012      606,919.68    50,576.64
        10    February 1, 2012 to January 31, 2013      619,058.04    51,588.17
        11    February 1, 2013 to May 31, 2013          631,439.16    52,619.93

Notwithstanding the foregoing, Subtenant shall be entitled to a rent abatement until the date that is the four month anniversary of Substantial Completion of the Subtenant Work (the "Rent Commencement Date"). If the Rent Commencement Date is a day other than the first day of a calendar month, then the Subtenant shall pay upon the Rent Commencement Date a portion of the Fixed Rent pro rated on a per diem basis from the Rent Commencement Date to the end of the month in which the Rent Commencement Date occurs. Monthly installments of Rent during the first year of this Sublease will begin on the Rent Commencement Date and end with the payment of Rent for the month of January 2004. For example, if the Rent Commencement Date is June 1, 2003, Subtenant will pay to Sublandlord monthly installments of Fixed Rent from June 1st of that year through January 31st of 2004 in the amount of $ 43,166.67. On February 1, 2004 the monthly installment of Fixed Rent will change to $44,030.00. Based upon the foregoing, Year 11 will consist of four installments of monthly Fixed Rent in the amount of $52,619.93.

              b. All other sums due and owing to Sublandlord as Additional Rent pursuant to this Sublease, including the provisions of the Master Lease that are not expressly deleted herein shall be payable to Sublandlord as Additional Rent hereunder. "Additional Rent" shall be defined as any sum due and owing to the Sublandlord by the Subtenant pursuant to this Sublease or the Master Lease other than the Fixed Rent.

              c. All payments of Rent and Additional Rent shall be made in the manner and amount provided for in this Sublease and the Master Lease directly to the Sublandlord on or before the 28th day of the preceding month of each calendar month of the Sublease Term. Any payment not received by the Sublandlord within three (3) business days of its due date shall be subject to a late fee equal to 1.5% of the amount past due. Failure to timely pay the Fixed Rent for three months during any twelve month period shall be deemed a material breach and, in addition to any other remedies to which the Sublandlord is entitled, shall prohibit Subtenant from electing to reduce the amount of the Security Deposit (hereinafter defined) as contemplated by Paragraph 26 hereunder.

              d. All sums, other than the late fees incurred with respect to Fixed Rent and Additional Rent, which Sublandlord is required to pay to Master Landlord or others as a consequence of any breach or default by Subtenant under the covenants, provisions, terms and conditions of the Master Lease on the part of the Subtenant to be performed or observed pursuant to the requirements of this Sublease shall be payable to the Sublandlord immediately upon written notice to Subtenant.

         6. Annual Tax Escalation. Commencing with the January 28, 2004 payment of Fixed Rent and continuing annually during the Term, Subtenant shall be liable to pay, on account of increases in the real estate taxes attributable to the Building as contemplated in the Master Lease, an amount equal to 8.33 % of the increase in real estate taxes for the entire Building over the Base Year. The "Base Year" shall be the tax year beginning January 1, 2003 and ending December 31, 2003. Subtenant's proportionate share of such increase is calculated by dividing the total square footage of the Sublet Premises (18,500 square feet) by the total square footage of the Building (222,000 square feet). Sublandlord shall send a copy of the semi-annual statement of real estate tax or other increases for which Subtenant is responsible to Subtenant after receipt thereof from the Master Landlord and Subtenant shall pay said sum to the Sublandlord within ten (10) business days of receipt thereof.

         7. Electricity. Sublandlord shall provide Subtenant with not less than 800 amperes of electricity as measured at the meter. Subtenant shall be responsible for (i) the payment directly to the Sublandlord of all Subtenant's electricity charges during the Sublease Term (which will be separately metered and directly billed to Subtenant).

         8. Master Lease.

              a. Except as otherwise provided hereunder, as between the parties hereto, all of the terms, provisions, covenants and conditions of the Master Lease are incorporated herein by reference and hereby made a part of this Sublease. However, for purposes of such incorporation by reference, all references to Landlord/Lessor and Tenant/Lessee shall be deemed references to Sublandlord and Subtenant, respectively, all references to Health Management Systems, Inc. shall be deemed references to Vitech Systems Group Inc., all references to Premises shall be deemed references to the Sublet Premises, all references to the term of the Master Lease shall be deemed references to the Sublease Term and all references to Commencement Date shall be deemed to refer to the Commencement Date hereunder.

              b. Subtenant shall be entitled to the same notice and cure periods as Sublandlord is afforded pursuant to the relevant paragraphs of the Master Lease, less: (a) one (1) day where the notice and cure period in the Master Lease is five (5) days or less; or (b) three (3) days where the notice and cure period in the Master Lease is more than five (5) days.

              c. Subtenant shall have all of the rights of the Tenant under the Master Lease as against Sublandlord and, as between the parties hereto, Sublandlord agrees to observe and perform all of the terms, covenants and conditions on Sublandlord's part to be observed and performed under the Master Lease, to the extent that they are not inconsistent with the provisions of this Sublease, as if Subtenant were the Tenant and Sublandlord were the Landlord.

              d. Sublandlord shall have all the rights of the Master Landlord under the Master Lease as against Subtenant and, as between the parties hereto, Subtenant agrees to be bound by and to perform and comply with all the covenants, provisions, terms and conditions of the Master Lease, to the extent that they are not inconsistent with the provisions of this Sublease, as if Sublandlord were the Landlord and Subtenant were the Tenant under the Master Lease, excluding Sublandlord's covenants to pay rent, Additional Rent and other charges to the Landlord thereunder, subject to the following:

                 (i) The "Term" referred to in the Master Lease, for purposes of this Sublease, is replaced with the Sublease Term set forth in Paragraph 4 hereunder.

                 (ii) The "Fixed Rent" payment amount and schedule referred to in the Master Lease is replaced with the dates and amounts set forth in Paragraph 5 hereunder.

                 (iii) Except as otherwise expressly provided in this Sublease, Additional Rent shall be paid at the same time as Fixed Rent.

                 (iv) All references to or in connection with the term "Landlord's Work" in the Master Lease, for purposes of this Sublease, are deleted and of no force and effect.

                 (v) (i) Articles 40, 41(n), 42(b)(f), 45(g)(i), 48, 53, 60, 62,
63, 66, 68, 69, 70, 71 and the 4th, 5th and 7th Amendments of the Master Lease are deleted in their entirety and Subtenant shall have no rights or obligations thereunder, except as otherwise set forth in any portion of this Sublease; (ii) the date "November 1, 1981" set forth in Article 41 shall be replaced by the date set forth in this Sublease with respect to the Subtenant Work; and (iii) the electrical system as set forth in Article 42(e) has been upgraded to 800 amperes.

                (vi) The tax years referred to in the Master Lease, for purposes of determining the Base Taxes in this Sublease, shall mean the tax year commencing January 1, 2003 and ending December 31, 2003.

              e. If during the term of this Sublease, Subtenant enters into negotiations to lease all or a portion of the 4th Floor of 387 Park Avenue South ("387 Premises") and Subtenant requests Sublandlord to permit Subtenant to construct an opening connecting the Sublet Premises to the 4th Floor of the 387 Premises, then Sublandlord shall request that Master Landlord consent to such request and, upon obtaining the consent of the Master Landlord, Sublandlord shall also consent to the terms and conditions granted by the Master Landlord, which, if accepted by Subtenant, shall be deemed a part of the Master Lease.

              f. In the event that Subtenant transfers a majority of the stock of Subtenant pursuant to an Initial Public Offering, then same shall not be deemed an assignment, notwithstanding anything to the contrary contained in
Article 44 of the Master Lease.

         9. Representations of Subtenant re: Master Lease. Subtenant represents to Sublandlord that Subtenant has read the Master Lease and is fully familiar with all of the terms and conditions therein; specifically, notwithstanding anything to the contrary contained in this Sublease, Subtenant acknowledges and agrees that:

              a. The effectiveness of this Sublease is subject to the consent of the Master Landlord and shall not be binding upon the parties until the Sublandlord and Subtenant each receives written consent from the Master Landlord, which consent shall include the non-disturbance language contained in Paragraph 10(f) below.

              b. Neither Sublandlord nor Master Landlord shall be held liable by the Subtenant for the failure of the Master Landlord to give its consent to the Sublease; provided that Sublandlord shall use it best efforts to obtain the Master Landlord's Consent.

         10. Representations and Warranties of Sublandlord. The Sublandlord represents and warrants to the Subtenant that:

              a. The Sublet Premises are the same premises referred to in the Master Lease.

              b. The Master Lease is now in full force and effect and has the Fixed Expiration Date of May 31, 2013.

              c. (i) Neither the Master Landlord nor the Sublandlord is now in default in performance of any of their respective obligations under the Master Lease; (ii) the Sublandlord has not received any notice of special assessment, default or claimed default from Master Landlord; and (iii) the Sublandlord shall not be in default of the Master Lease on the Commencement Date.

              d. (i) Sublandlord is the owner of the entire interest of Tenant under the Master Lease and has not in any way encumbered such interest or granted any other party the right to possess the Sublet Premises; and (ii) neither the granting of the Sublease nor the conveyance of the Transferred Furniture to Subtenant will violate any agreement or court order by which Sublandlord is bound.

              e. Sublandlord owns good and marketable title to the Transferred Furniture (as defined hereinafter in Paragraph 14), free and clear of all liens and encumbrances.

              f. Sublandlord agrees that the form of Master Landlord's Consent submitted by Sublandlord to Master Landlord shall contain the following language:

                           Promptly after execution of the Sublease, Master Landlord will provide Subtenant with a non-disturbance agreement in the standard form customarily employed by Master Landlord, pursuant to which Master Landlord shall agree that the leasehold estate granted to Subtenant and the rights of Subtenant pursuant to the Sublease to quiet and peaceful possession of the Sublet Premises shall not be terminated, modified, affected or disturbed by an action which Master Landlord may take to enforce its rights against the Sublandlord under the Master Lease. Such agreement shall remain in effect so long as Subtenant shall pay Rent, additional rent and other amounts payable by Subtenant under the Sublease, and for so long as Subtenant is not in default (beyond any applicable notice and cure period)under the Sublease.

              g. Sublandlord agrees that so long as Subtenant is not in default (beyond any applicable notice and cure period) under the Master Lease or this Sublease, the Sublandlord will: (i) timely pay the Fixed Rent and Additional Rent to the Landlord and perform all of its other obligations as required by the Master Lease; and (ii) if requested by Subtenant, with Subtenant's full cooperation and at Subtenant's sole expense, take such reasonable actions as may be necessary to afford Subtenant access to the Sublet Premises and the benefit of the services it is entitled to from the Landlord under the Master Lease.

         11. Heating, Ventilation and Air Conditioning ("HVAC') Mechanical Systems. Sublandlord shall deliver the existing HVAC systems in "good working order". Maintenance of and repair of such systems shall be the responsibility of the Subtenant. Except as may be reasonably necessary for maintenance of the Building or as otherwise required by the Master Landlord, Subtenant shall have control of its HVAC seven days a week and 24 hours per day.

         12. Insurance. Subtenant shall obtain and maintain all insurance types and coverage as specified in the Master Lease to be obtained and maintained by Sublandlord, as tenant, in amounts not less than those specified in the Master Lease. All such policies of insurance shall name Master Landlord, Master Landlord's Managing Agent, The Fee Owner, the Fee Owner's Agent, the Mortgagee and Sublandlord as additional insured thereunder. The names and addresses of the forgoing are set forth on Schedule D attached hereto and made a part hereof.

         13. Services.

              a. Subtenant shall be entitled to receive from the Master Landlord all of the services which Sublandlord is entitled to receive as a tenant under the Master Lease.

              b. Notwithstanding anything to the contrary contained in this Sublease, Subtenant agrees to look solely to the Master Landlord for such services, repairs and supplies and to promptly pay Master Landlord or Sublandlord, as may be the case, for any such services, repairs or supplies which Master Landlord is not required to furnish under the Master Lease without a separate charge.

         14. Furniture. During the Sublease Term, Subtenant shall be entitled, at no additional cost to Subtenant, to use, at its selection, any or all of Sublandlord's office furniture and plants as they presently exist in the Sublet Premises ("Transferred Furniture") in their "as is" condition. Sublandlord agrees to remove any items of such furniture and plants not selected by Subtenant prior to the Commencement Date. Once selected by Subtenant, the maintenance and/or removal of the Transferred Furniture shall be the sole responsibility of the Subtenant. Title to the Transferred Furniture shall be conveyed to Subtenant at the conclusion of the Sublease Term provided that Subtenant is then not in default (beyond any applicable notice and cure period) of this Sublease.

         15. Place for Payments. All payments required to be made by the Subtenant herein shall be made to Sublandlord, at Sublandlord's office specified in Paragraph 21 of this Sublease, or at such other place as Sublandlord shall hereafter from time to time direct in writing.

         16. Brokers. Sublandlord and Subtenant each hereby represent and warrant that it has not dealt with any broker other than George Comfort & Sons, Inc. in connection with this Sublease, and that Sublandlord shall pay any brokerage fees which shall be due in connection therewith pursuant to a separate agreement. Each party shall indemnify the other against any cost or liability resulting from the indemnifying party's breach of the foregoing representation and warranty.

         17. Subtenant Work. In order to accommodate Subtenant's initial space needs, Subtenant may make the necessary changes, additions, alterations, repairs, replacements or improvements to the Sublet Premises (the "Subtenant Work"). The Subtenant Work shall be performed in accordance with Article 41 of the Master Lease and Paragraph 19 and Schedule C of this Sublease. Subject to the terms and conditions of Schedule C, Sublandlord shall pay to Subtenant the maximum sum of Four Hundred Forty-Four Thousand ($444,000.00) Dollars to reimburse it for the cost and expense (including the fees of architects, engineers, expediters, consultants and other professionals) of the performance of the Subtenant Work. Subtenant shall not be entitled to a rent abatement or other refund in the event that the cost and expense of the Subtenant Work is less than $444,000.00. In the event that the cost and expense of the Subtenant Work exceeds $444,000.00, any such excess shall be the sole responsibility of Subtenant.

         18. Additional Space. (a) Sublandlord currently leases additional space ("Additional Space") in the Building from the Master Landlord. It is understood and agreed that, to the extent it is not a violation under the Master Lease, in the event Sublandlord intends to extend or accept an offer for sublease or assignment (to an entity other than a business division or affiliate of Sublandlord, or pursuant to a sale, merger or change in ownership or control of Sublandlord) any Additional Space during the Sublease Term, Subtenant shall be entitled to a right of first offer or refusal, as the case may be, as follows:

                  (i) In the case of the right of first offer, Sublandlord shall, by written notice ("ROFO Notice"), notify Subtenant of the location and amount of square feet of Additional Space being offered and the amount of net rent (i.e. taking into account any construction allowance, rent abatement and other financial terms) for such Additional Space. Subtenant shall have thirty (30) days from the date of receipt of the ROFO Notice to notify Sublandlord, in writing (the "ROFO Acceptance"), if Subtenant desires to sublease the entire Additional Space offered at the net rent amount set forth in the ROFO Notice.

         In the event Subtenant does not timely provide Sublandlord with the ROFO Acceptance, or Sublandlord and Subtenant, after good faith efforts, do not enter into a sublease or assignment agreement within thirty (30) days from the date of the ROFO Acceptance, Sublandlord shall have no further obligations to Subtenant with respect to such Additional Space, except that in the event Sublandlord enters into negotiations with a third party for such Additional Space at a net rent amount equal to less than ninety percent (90%) of the net rent stated in the ROFO Notice, Sublandlord shall provide Subtenant with a second ROFO Notice setting forth the new net rent amount. Subtenant shall then have five business days from the date of receipt of the second ROFO Notice to provide Sublandlord with the second ROFO Acceptance. In the event Subtenant does not timely provide Sublandlord with the second ROFO Acceptance, or Sublandlord and Subtenant, after good faith efforts, do not enter into a sublease or assignment agreement within ten (10) days from the date of the second ROFO Acceptance, Sublandlord shall have no further obligations whatsoever to Subtenant with respect to such Additional Space.

                  (ii) In the case of the right of first refusal, Sublandlord shall, by written notice ("ROFR Notice"), notify Subtenant of the location and the amount of square feet of Additional Space being solicited by a third party and the amount of the net rent for such Additional Space. Subtenant shall have fifteen (15) days from the date of receipt of the ROFR Notice to notify Sublandlord, in writing (the "ROFR Acceptance"), if Subtenant desires to sublease the entire Additional Space solicited at the net rent amount set forth in the ROFR Notice. In the event Subtenant does not timely provide Sublandlord with the ROFR Acceptance, or Sublandlord and Subtenant, after good faith efforts, do not enter into a sublease or assignment agreement within thirty (30) days from the date of the ROFR Acceptance, Sublandlord shall have no further obligations to Subtenant with respect to such Additional Space.

              (b) The parties agree that the negotiated sublease for the Additional Space, whether pursuant to the right of first offer or the right of first refusal, will be in substantially the same form as this Sublease except for financial matters. Notwithstanding the foregoing, nothing contained herein shall be construed as Sublandlord making any warranty or representation that it will or intends to sublease or assign any Additional Space during the Sublease Term.

         19. Avoidance of Default of Master Lease. Subtenant represents and agrees that it will neither do, suffer, nor permit anything to be done which would or reasonably could result in a default under the Master Lease.

         20. Assigning and Subletting. There shall be no assignment or subletting of the Sublet Premises without the prior written consent of the Sublandlord and Master Landlord and any permitted assigning or subletting shall be subject to the terms, conditions and procedures of the Master Lease.

         21. Notices. All notices required or permitted hereunder shall be in writing and addressed as follows:

          If to the
          Master Landlord:       401 Park Avenue South Associates, LLC
                                 30 West 26th  Street, 8th Floor
                                 New York, New York 10010
                                 Attention:   Richard Francis, Property Manager
                                 Phone:       (212) 645-7575
                                 Fax:         (212) 463-7145


          If to
          Sublandlord:            Health Management Systems, Inc.
                                              401 Park Avenue South
                                 New York, New York 10016
                                 Attention:   Vincent C. Hartley
                                 Phone:       (212) 685-4545
                                 Fax:         (212)889-8776
                                 E-Mail:      vhartley@hmsy.com


with a copy to:                  Brown Rudnick Berlack Israels LLP
                                 120 West 45th Street, 29th Floor
                                 New York, New York 10036
                                 Attention:   Bruce S. Coleman, Esq.
                                 Phone:       (212) 704-0100
                                  Fax:         (212) 704-0196
                                  E-Mail:      bcoleman@brbilaw.com

          If to
          Subtenant:             Vitech Systems Group Inc.
                                 401 Park Avenue South, 12th Floor
                                 New York, New York 10016-8808
                                              Attention: James Vitiello
                                 Phone:       (212) 868-0900
                                 Fax:         (212) 868-9798

with a copy to:                  Greenfield Stein & Senior, LLP
                                         600 Third Avenue
                                         New York, NY 10016
                                         Attention:  Alan E. Katz, Esq.
                                 Phone:  (212) 818-9600
                                         Fax:  (212) 818-1264
                                         E-Mail: akatz@gss-law.com
or to such other address and attention as any of the above shall notify the others in writing. Any notice shall have been deemed duly given when received and may be made by mail, overnight express courier, hand delivery or (except in the case of a notice of default) by fax.

         22. Successors and Assigns. This Sublease and everything herein contained shall extend to and bind and inure to the benefit of the Sublandlord and its successors and assigns and the Subtenant and its permitted successors and assigns. No rights shall inure to the benefit of any assignee, subtenant or occupant unless the provisions of the Master Lease and this Sublease are complied with.

         23. Miscellaneous. Neither Sublandlord nor any agent or representative of Sublandlord has made or is making, and Subtenant in executing and delivering this Sublease is not relying upon, any warranties, representations, covenants, promises or statements whatsoever, except to the extent expressly set forth in this Sublease, or (with respect to covenants and promises only) in the Master Lease. All understandings and agreements, if any, heretofore had between the parties are merged into this Sublease, which alone fully and completely expresses the agreement of the parties. No surrender of possession of the Sublet Premises or of any part thereof or of any remainder of the term of this Sublease shall release Subtenant from any of its obligations hereunder; unless accepted by Sublandlord in writing. The receipt and retention by Sublandlord of monthly Fixed Rent or Additional Rent payments from anyone other than Subtenant or a permitted assignee shall not in itself be deemed a waiver of the breach by Subtenant of any covenant, agreement, term or provision of this Sublease, or as the acceptance of such other person as a tenant, or as a release of Subtenant from the covenants, agreements, terms, provisions and conditions herein contained. The receipt and retention by Sublandlord of monthly Fixed Rent or Additional Rent with knowledge of the breach of any covenant, agreement, term, provision or condition herein contained shall not in itself be deemed a waiver of such breach.

         24. Quiet Enjoyment. So long as Subtenant is not in default (beyond any applicable notice and cure period) under this Sublease, its quiet enjoyment of the Sublet Premises shall not be disturbed or interfered with by Sublandlord or anyone claiming by, through or under Sublandlord.

         25. Sublandlord's Consent. Whenever Sublandlord's consent is required under this Sublease, (a) Sublandlord's rejection of a request made by Subtenant shall not be deemed unreasonable, in any case, if such rejection is based on Master Landlord's rejection of such request, and (b) except as otherwise set forth herein, Sublandlord's consent shall not be unreasonably withheld, conditioned or delayed. Where privity of contract is an issue, Sublandlord agrees to make any such request on Subtenant's behalf and provide Subtenant with the reasonable consent necessary to enforce Subtenant's rights and perform Subtenant's obligations under this Lease.

         26. Security Deposit. Within ten days after the execution of this Sublease, Subtenant shall provide to Sublandlord either a check, wire transfer, or letter of credit, in a form reasonably acceptable to Sublandlord's counsel, in the amount of One Hundred Fifty-Two Thousand Five Hundred ($152,500.00) Dollars (the "Security Deposit"). If the initial Security Deposit is paid by check or wire transfer, Subtenant shall have the right at any time thereafter to substitute a letter of credit, in a form reasonably acceptable to Sublandlord's counsel. If on the

3rd and 4th anniversary of the Commencement Date, respectively, Subtenant is not in default (beyond any applicable notice and cure period) under the terms and conditions of this Sublease, Subtenant may elect to reduce the then current balance of the Security Deposit by the sum of $33,083.00, so that on the 3rd and 4th anniversary of the Commencement Date the Security Deposit shall be reduced to $119,417.00 and $86,334.00, respectively. In the event the Security Deposit is made by check or wire transfer, the Security Deposit shall be: (i) maintained by Sublandlord in a segregated interest bearing account maintained for the benefit of the ultimate recipient of the Security Deposit; and (ii) shall be subject to an annual administration fee in an amount equal to the then current balance of the Security Deposit multiplied by a percentage which is the lesser of: (x) the then current interest rate applying to the Security Deposit; and (y) one-half percent (.50%). The administration fee is to be paid by Subtenant to Sublandlord along with the payment of the Fixed Rent installment each February 1st during the Sublease Term, commencing with the February 1, 2004 rent payment.

         27. End of Term. In addition to the terms and conditions set forth in the Master Lease, upon the expiration of this Sublease:

              a. Subtenant shall remove all of its furniture (including the Transferred Furniture), furnishings, trade fixtures and other movable property from the Sublet Premises, if required by the Master Lease.

              b. Unless otherwise consented to in writing by the Sublandlord, Subtenant shall, at its sole cost and expense, remove all structural alterations made by Subtenant, if such removal shall be required pursuant to the Master Lease, provided however, Subtenant shall not be required to remove any installations or alterations made by Sublandlord that were not requested by Subtenant.

         28. Capitalized Terms. Any capitalized terms not otherwise defined in this Sublease shall have the meanings described in the Master Lease.

         29. Material Breach. The designation of an act as a material breach in this Sublease shall not be interpreted to mean that a material breach of this Sublease must be so designated.

         30. Counterparts. This Sublease may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         31. Facsimile. This Sublease may be executed via facsimile copy with the original to be delivered to the other party within seven (7) days thereafter.

         32. Severability. It is the intention of the parties that this Sublease shall be enforceable to the fullest extent invalid or unenforceable, either in whole or in part, this Sublease shall be deemed amended to delete or modify, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it valid and enforceable to the fullest extent permitted by law.

         33. Conflicting Provisions. In the event of any conflict, inconsistency or ambiguity between the provisions of this Sublease and the Master Lease, as between the Sublandlord and the Subtenant, the provisions of this Sublease shall control.

         34. Binding Effect. This Sublease shall not be binding upon the Sublandlord or Subtenant unless and until it has been duly executed by Sublandlord and Subtenant and delivered to the other party.







                   [The following page is the signature page.]

         IN WITNESS WHEREOF, the parties hereto as of the date and year first set forth above have duly executed this Sublease.

                                        SUBLANDLORD:
                                        HEALTH MANAGEMENT SYSTEMS, INC.

                                        By:  /s/ Vincent C. Hartley
                                        ---------------------------
                                                 Vincent C. Hartley
                                                 Vice President

                                        SUBTENANT:
                                        VITECH SYSTEMS GROUP, INC.


                                        By:  /s/ James Uitiello
                                        -----------------------
                                             James Uitiello
                                             Vice President

                                   Schedule A
                                   ----------

                      (Master Lease and Amendments thereto)

                                   Schedule B
                                   ----------

                          (Floor Plan of Sublet Space)

                                   Schedule C
                                   ----------


                                (Subtenant Work)

         (a) The Subtenant Work shall consist, generally, of the painting of interior walls, installation of carpeting and the installation and/or removal of certain non- load bearing or supporting interior walls ("Subtenant Work"). Subtenant will select a contractor and/or subcontractor(s) of its choice, subject to the approval of the Master Landlord and the Sublandlord, which consent will not be unreasonably withheld, conditioned or delayed, to perform the Subtenant Work.

         (b) Vincent Hartley of the Sublandlord agrees, without any representation, warranty or guaranty of any kind by Master Landlord or Sublandlord, to assist the Subtenant in the performance of the Subtenant Work by providing onsite communication assistance between the Subtenant and the workers performing the Subtenant Work.

         (c) Within fifteen (15) days after the execution of this Sublease by Sublandlord and Subtenant, Subtenant shall submit to Sublandlord plans and specifications ("Plans") detailing the proposed scope and nature of the Subtenant Work. The Plans (i) shall be subject to review and comment by Sublandlord and Master Landlord, (ii) shall be subject to Sublandlord's and Master Landlord's written reasonable approval, which approval shall not be unreasonably withheld or delayed if the Plans substantially conform to the description of Subtenant Work set forth in sub-paragraph (b) above, (iii) shall only include such matters as Sublandlord and Subtenant may mutually agree upon; and (iv) shall be performed in accordance with the provisions of this Sublease and the Master Lease. The Plans shall be incorporated in this Schedule C of this Sublease by reference and shall be deemed a part of this Sublease as though more fully set forth in the body of this Sublease.

         (d) 1. Subject to the provisions of this Sublease, Sublandlord shall contribute an amount not to exceed Four Hundred Forty-Four Thousand ($444,000) Dollars (the " Subtenant Fund") toward the cost (including the fees of architects, engineers, expediters, consultants and other professionals) of the performance of the Subtenant Work.


              2. Sublandlord shall disburse a portion of the Subtenant Fund to Subtenant from time to time, within ten (10) days after receipt of a written request and on the date of disbursement from the Subtenant Fund, no Event of Default shall have occurred and be continuing.

              3. Sublandlord's obligation to make disbursements from the Subtenant Fund, in each case, shall be subject to receipt of: (a) the request set forth above for such disbursement from Subtenant signed by the President or Vice President of Subtenant; (b) copies of all receipts, invoices and bills for the Subtenant Work completed and materials furnished in connection with the Subtenant Work and incorporated in the Sublet Premises which have been paid by Subtenant or which is then due and for which Subtenant is seeking reimbursement;
(c) a certificate of the Subtenant's independent licensed architect stating: (i) that, in his/her opinion, the portion of the Subtenant Work theretofore completed and for which the disbursement is requested was performed in a good and workmanlike manner in accordance with the Plans, as approved by Sublandlord and Master Landlord;

(ii) the percentage of completion of the Subtenant Work as of the date of such certificate; and (iii) the estimated total cost to complete the performance of the Subtenant Work; and (d) partial lien waivers, to the extent permitted by law, from each contractor, subcontractor and materialman who performed work in connection with the Subtenant Work, to the extent of the amount theretofore paid to such contractor, subcontractor or materialman.

              4. In no event shall the aggregate amount paid by Sublandlord to Subtenant for the Subtenant Work exceed the amount of the Subtenant Fund. The Subtenant Fund shall only be disbursed with respect to the work performed with respect to Subtenant's initial space needs and the Plans. Upon completion of the Subtenant Work Sublandlord shall have no further obligation or liability whatsoever to Subtenant for further disbursement of any portion of the Subtenant Fund to Subtenant. It is expressly understood and agreed that Subtenant shall complete, at its sole cost and expense, the Subtenant Work, whether or not the Subtenant Fund is sufficient to fund such completion. Any costs to complete the Subtenant Work in excess of the Subtenant Fund shall be the sole responsibility and obligation of Tenant. Subtenant shall not, under any circumstances, be entitled to any refund, payment or rent abatement in the event less than the entire Subtenant Fund is not utilized to complete the Subtenant Work.

              5. Within thirty (30) days after completion of Subtenant Work, Subtenant shall deliver to Sublandlord final waivers of lien from all contractors, subcontractors and materialmen involved in the performance of Subtenant Work and the materials furnished in connection therewith, and a certificate from Subtenant's independent licensed architect certifying that (i) in his opinion Subtenant Work have been performed in a good and workmanlike manner and completed in accordance with the Plans for the Subtenant Work as approved by Sublandlord, and (ii) all contractors, subcontractors and materialmen have been paid for Subtenant Work and materials furnished through such date.